EXHIBIT 5.1

October 31, 2019

Accuray Incorporated

1310 Chesapeake Terrace

Sunnyvale, California 94089

RE: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about October 31, 2019 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of (i) 380,859 shares of your common stock (“Common Stock”) available for issuance under the Accuray Incorporated Stand-Alone Inducement Restricted Stock Unit Agreement (the “RSU Award”) and (ii) 279,296 shares of Common Stock available for issuance under the Accuray Incorporated Stand-Alone Inducement Stock Option Agreement (together with the RSU Award, the “Awards”). Such shares of Common Stock are collectively referred to herein as the “Shares.” As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares under the Awards.

It is our opinion that, when issued and sold in compliance with the prospectus delivery requirements and upon the terms and in the manner described in the Awards, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

/s/ WILSON SONSINI GOODRICH & ROSATI

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation